INFORMATION

 101 South Hanley Road
 St. Louis, Missouri 63105
 314-863-1100

FOR IMMEDIATE RELEASE


               FURNITURE BRANDS INTERNATIONAL COMMENTS ON OUTLOOK

                      FOR FIRST QUARTER AND FULL YEAR 2001

St. Louis,  Missouri,  February 23, 2001 - Furniture Brands International (NYSE:
FBN) announced today it expects first quarter 2001 sales to be down in the high single digits from first quarter last year, and first quarter earnings per share from operations to be in the $0.40 to $0.45 range, compared to $0.61 last year.

W.G. (Mickey) Holliman, Chairman, President and Chief Executive Officer, said, "We have just completed routine on-site reviews at each of our operating companies. Additionally, we have six investor conferences scheduled over the next five weeks. In anticipation of those presentations, it is appropriate for us to issue the previously announced update on our operating results and current expectations."

"In January, we warned that our order trends reflected a continuation and even a deepening of the soft business environment. Since then those trends have continued across each of our operating companies and all product lines, especially in our case goods businesses. We now believe this soft environment has not yet bottomed out and will continue through the first half of 2001. Because we are up against very strong results in the first half of 2000, this will make for difficult year-over-year comparisons."

Mr. Holliman continued, "Our strategic emphasis on our higher margin import business is negatively impacting capacity utilization in our domestic manufacturing facilities and creating overall margin pressures. To address this we are permanently shutting down and/or consolidating manufacturing operations at several of our domestic facilities, which will eliminate over 500,000 square feet of manufacturing capacity and reduce our workforce by approximately 1,000 employees. These actions will result in increased manufacturing efficiencies and improved margin performance."

"Cash flow continues to be favorable, a validation of our often-stated view that slower business conditions will bring increased cash generation. As we approach our targeted 40% debt to book capitalization ratio, we can safely say debt is no longer an issue for our company. We look forward to the flexibility our strong cash flow will give us as we consider future strategic alternatives."

"The unsettled business environment makes it difficult to forecast results for the full year 2001," Mr. Holliman continued. "At this point, we foresee a turn-around in the second half of the year, but we are not certain whether it will be soon enough or strong enough to overcome the increasing softness in the first half. Today, we believe our 2001 revenues will be essentially flat with 2000, and our earnings per share for the year will be in the $2.15 to $2.25 range, versus last year's $2.15. We may have better visibility when we issue our first quarter results on April 26."

Mr. Holliman concluded, "Despite sound economic fundamentals, consumer confidence is down. As our country works through the current uncertainties and as American consumers come to understand that our economy remains strong, we expect them to return to customary spending levels. Like the economy, our business also remains fundamentally sound. We will continue with our proven plan of profitable growth, attention to margins, and balance sheet discipline, and we are confident we will emerge as an even stronger company and a more dominant force in our industry."

Furniture Brands International is one of America's largest home furniture manufacturers, marketing its products under three of the best-known brand names in the industry - Broyhill, Lane and Thomasville. The company manufactures furniture across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include the company's expected earnings per share, profit margins, and cash flow, the effects of certain manufacturing realignments and other business strategies, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports, including but not limited to the report on Form 10-Q for the quarter ended September 30, 2000. The company also cautions investors that our forecast for the first quarter and the year 2001 represent our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.